U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BOLD VIEW RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	20-8584329
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

Bold View Resources, Inc. 800 North Rainbow Blvd, Ste 208, Las Vegas, NV 89107	Nevada State Resident Agent Services, Inc., 3838 Raymert Drive, Suite 10A, Las Vegas, NV 89121
(Name and address of principal executive offices)	(Name and address of agent for service)

Registrant's telephone number, including area code: 702-948-5023
Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	730,000 shares	$0.05	$36,500(3)	$1.12

(1)	This price was arbitrarily determined by Bold View Resources, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(3)	All dollar amounts in this prospectus not specified as Canadian Dollars (C$) are denoted in US Dollars ($).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
The Corporate Law Center, Ronald Serota
2620 Regatta Dr., Suite 102 Las Vegas, NV 89128
(702) 869-0099 Fax: (702) 446-6071 or (702) 736-8621

SUBJECT TO COMPLETION, Dated September 26, 2007

PROSPECTUS
BOLD VIEW RESOURCES, INC.
730,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 730,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.05 per share. This offering will expire in 90 days unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional six months.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.05	None	$0.05
Total	$36,500	None	$36,500

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 7 - 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: September 26, 2007

SUMMARY	5
RISK FACTORS	7
RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL	7
If we do not obtain additional financing, our business will fail	7
Because we will need additional financing to fund our extensive exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern	7
Because we have only recently commenced business operations, we face a high risk of business failure.	7
Because our executive officers do not have any training specific to the technicalities of mineral exploration, there is a higher risk our business will fail	8
Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.	8
Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.	8
Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability	9
Because access to the Cupro mineral claims may be restricted by inclement weather, we may be delayed in our exploration efforts	9
Because our President has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail	9
Because our President and CEO, Mr. Richard Howie, and our Treasurer and Secretary, Mrs. Marilyn Zimmerman, own an aggregate 67.3% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Howie and Mrs. Zimmerman are inconsistent with the best interests of other stockholders.	9
Because our President and CEO, Mr. Richard Howie, and our Treasurer and Secretary, Mrs. Marilyn Zimmerman, own an aggregate 67.3% of our outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.	10
If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.	10
Because of factors beyond our control, which could affect the marketability of any substances found, we may encounter difficulty selling any substances we discover.	10
RISKS RELATED TO LEGAL UNCERTAINTY	10
Because we will be subject to compliance with government regulation, which may change, the anticipated costs of our exploration program may increase	10
If Native land claims affect the title to our mineral claims, our ability to prospect the mineral claims may be lost.	11
Because the Province of British Columbia owns the land covered by the Cupro mineral claims, our availability to conduct an exploratory program on the Cupro mineral claims is subject to the consent of the Province of British Columbia and we can be ejected from the land and W.A. Howell’s interest in the land could be forfeit.	11
Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	11
RISKS RELATED TO THIS OFFERING	12
If a market for our common stock does not develop, shareholders may be unable to sell their shares	12
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	12
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	12

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	12
FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	13
DILUTION	13
SELLING SHAREHOLDERS	13
PLAN OF DISTRIBUTION	16
LEGAL PROCEEDINGS	18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
DESCRIPTION OF SECURITIES	20
INTERESTS OF NAMED EXPERTS AND COUNSEL	21
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	21
DESCRIPTION OF BUSINESS	22
PLAN OF OPERATIONS	31
DESCRIPTION OF PROPERTY	34
CORPORATE OFFICES	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	35
EXECUTIVE COMPENSATION	38
FINANCIAL STATEMENTS	39
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	40
AVAILABLE INFORMATION	40
DEALER PROSPECTUS DELIVERY OBLIGATION	40

Summary

Bold View Resources, Inc.

Business Summary

We are in the business of mineral exploration. We have entered into a Mining Option Agreement wherein we have acquired an option to purchase a 100% interest in the Cupro mineral claims located within the New Westminster Mining Division of British Columbia. Under the terms of the Mining Option Agreement, we will be able to exercise our option by paying the Optionor C$7,500 on or before January 31, 2007 (which payment we have made), and spending C$10,000 in exploration expenses on or before December 31, 2007; by making payments of C$15,000 to the Optionor and spending C$50,000 in exploration expenses on or before December 31, 2008; and by making additional payments of C$25,000 to the Optionor and spending an additional C$100,000 in exploration expenses on or before December 31, 2009. We will either satisfy the payment terms of the Mining Option Agreement in the time frame provided thereby resulting in us exercising this option or we will fail to satisfy the payment terms and be in default of the Mining Option Agreement. The Optionor can terminate the Mining Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default.

The owner of the Cupro mineral claims is W.A. Howell. Mr. Howell staked and recorded his ownership in the Cupro mineral claims under the mineral claim staking and recording procedures in place at the time in the Province of British Columbia. Under that system, a prospector in the field drives large wooden claim stakes into the ground outlining the boundaries of his mineral claim and subsequently records a description of the claim and the location of the claim stakes at the nearest Provincial Mining Recorder’s Office. A party is able to stake and record an interest in a particular mineral claim if no other party has an interest in the said claim that is in good standing and on record at the Provincial Mining Recorder’s Office. There is no formal agreement between Mr. Howell and the Province of British Columbia.

We have not commenced our planned exploration program. Our plan of operations is to conduct mineral exploration activities on the Cupro mineral claims in order to assess whether these claims possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of copper, zinc, molybdenum and other metallic minerals. We have not, nor to our knowledge has any predecessor, identified any commercially exploitable reserves of these minerals on the Cupro mineral claims. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on the Cupro mineral claims.

Since we are in the exploration stage of our business plan, we have not yet earned any revenues from our planned operations. As of May 31, 2007, we had $37,693 cash on hand and liabilities in the amount of $7,424. Accordingly, our working capital position as of May 31. 2007 was $30,269. Since our inception through May 31, 2007, we have incurred a net loss of $7,731. We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business. Our current working capital is not sufficient to enable us to complete Phase I of the geological exploration program on the property. Accordingly, we will require additional financing.

Our fiscal year ended is May 31.

We were incorporated on January 30, 2007, under the laws of the state of Nevada. Our principal offices are located at 800 North Rainbow Blvd, Ste 208, Las Vegas, NV 89107, and our phone number is (702) 948-5023 Our agent for service of process in Nevada is Nevada State Resident Agent Services, Inc., 3838 Raymert Drive, Suite 10A, Las Vegas, NV 89121.

The Offering by Selling Shareholders

Securities Being Offered	Up to 730,000 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.05 per share. We intend to apply to the NASD over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
2,230,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of May 31, 2007 (Audited).	As of August 31, 2007 (Unaudited)
Cash	$ 37,693	$ 7,666
Total Assets	$ 37,693	$ 7,666
Liabilities	$ 7,424	$ 724
Total Stockholder’s Equity	$ 30,269	$ 6,942

Statement of Loss and Deficit	From inception Jan 30, 2007, to May 31, 2007 (Audited).	From inception Jan 30, 2007, to August 31, 2007 (Unaudited).
Revenue	$ 0	$ 0
Loss for the Period	$ 7,731	$ 31,058

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail

As of August 31, 2007, we had cash in the amount of $7,666. Our cash on hand will allow us to begin but not complete Phase I exploration in 2007. Our Phase I exploration program will require approximately $60,000 to complete, and our Phase II exploration program will require an additional $140,000 to complete. In addition, we are required to pay C$15,000 by December 31, 2008 in under the option agreement that we entered into. In order for us to complete our Phase I exploration program and begin our Phase II exploration program, and make our option payments, we will need to obtain additional financing. We currently do not have any operations and we have no income. Our business plan calls for significant exploration expenses. We will also require additional financing if further exploration programs are necessary. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. If our exploration programs are successful in discovering reserves of commercial tonnage and grade, and we exercise our option, we will require additional funds in order to place the Cupro mineral claim into commercial production. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for copper, zinc, molybdenum and other metallic minerals and the costs of exploring for or commercial production of these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because we will need additional financing to fund our extensive exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern

We have incurred a net loss of $31,058 for the period from our inception to May 31, 2007, and have no sales. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the commercial exploitation of an interest in mineral claims. Our auditors have issued a going concern opinion and raised substantial doubt as to our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time. The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just begun the initial stages of exploration on mineral claims for which we have acquired an option. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on January 30, 2007, and to date have been involved primarily in organizational activities, the acquisition of an option to purchase an interest in mineral claims and obtaining an independent consulting geologist’s report on these mineral claims. We have not earned any revenues as of the date of this prospectus, and thus face a high risk of business failure.

Because our executive officers do not have any training specific to the technicalities of mineral exploration, there is a higher risk our business will fail

Mr. Richard Howie, our president and director, was awarded a Bachelor of Science Degree in Metallurgical Engineering from South Dakota School of Mines and Technology May 1981 with EIT. Mr. Howie has a 26-year career in the mining industry. His responsibilities included sales, engineering design for cyclone classifiers for grinding circuits and cyclone separators with pumping systems for mining operations as well as working with a team for recycling system design, tailing system design, sales, and implementation for operations in the mining and sand and gravel processing industry. He does not have any training as a geologist. While Mr. Howie has significant management experience in the mining industry, our management may not be fully aware of many of the specific requirements related to working within the exploration and development segment of the industry. As a result, our management may lack certain skills that are advantageous in managing an exploration company. In addition, Mr. Howie’s decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in geology and engineering.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

We have a verbal agreement with our consulting geologist that requires him to review all of the results from the exploration work performed upon the mineral claims that we have an option to purchase and then make recommendations based upon those results. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and our outside auditors to perform auditing functions. We have a verbal agreement with a firm that provides us with office space, telephone answering and secretarial services. Each of these functions requires the services of persons in high demand and these persons may not always be available. The implementation of our business plan may be impaired if these parties do not perform in accordance with our verbal agreement. In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The search for valuable minerals also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We expect to incur continuing and significant losses into the foreseeable future. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the Cupro mineral claims. Our accumulated deficit will continue to increase as we continue to incur losses. We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the exploration of the mineral claims if we exercise our option. There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because access to the Cupro mineral claims may be restricted by inclement weather, we may be delayed in our exploration efforts

Although the Cupro mineral claims can generally be accessed year-round, access to the Cupro mineral claim may be restricted on occasion through certain times of the year due to weather in the area. The property is in southwest British Columbia, approximately 75 miles east of Vancouver. Access to the property is via the Mount Woodside-Mount Agassiz forestry access road leading north from Lougheed Highway #7 about 10 kilometers west of Agassiz, BC. A logging road to the eastern showings can be accessed 4 km west of Agassiz on Route #7 and 2 km north on the Southerland Road. The terrain is mountainous and the climate is moist and temperate, typical of the southern coast range of British Columbia, with wet cool winters with occasional snow at higher elevations. Summers are warm but may be wet. Work can generally be done year-round. The property is situated on the densely wooded top and south and east-facing slopes of Mt. Woodside, adjacent to the Fraser River to the south and Harrison River to the north.

Because our President has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Mr. Howie, our President and Chief Executive Officer, devotes 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Mr. Howie nor do we maintain a key man life insurance policy for him. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of Mr. Howie, it is possible that Mr. Howie may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our President and CEO, Mr. Richard Howie, and our Treasurer and Secretary, Mrs. Marilyn Zimmerman, own an aggregate 67.3% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Howie and Mrs. Zimmerman are inconsistent with the best interests of other stockholders.

Mr. Howie is our President, Chief Executive Officer and one of two directors. He owns approximately 44.8% of the outstanding shares of our common stock. Mrs. Zimmerman is our Treasurer, Secretary, and the second of our two directors. She owns approximately 22.4% of the outstanding shares of our common stock. Accordingly, they will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of Mr. Howie and Mrs. Zimmerman may still differ from the interests of the other stockholders.

Because our President and CEO, Mr. Richard Howie, and our Treasurer and Secretary, Mrs. Marilyn Zimmerman, own an aggregate 67.3% of our outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.

Our President and CEO, Mr. Richard Howie, owns 1,000,000 shares of our common stock, which equates to 44.8% of our outstanding common stock. Our Secretary and Treasurer, Mrs. Marilyn Zimmerman, owns 500,000 shares of our common stock, which equates to 22.4% of our outstanding common stock. There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, Mr. Howie will be eligible to sell his shares publicly subject to the volume limitations in Rule 144. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.

The mineral exploration business is highly competitive. This industry has a multitude of competitors and no small number of competitors dominates this industry with respect to any of the large volume metallic minerals. Our exploration activities will be focused on the large volume metallic minerals of copper, zinc, molybdenum and other metallic minerals. Many of our competitors have greater financial resources than we do. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities on the Cupro mineral claims. If we are unable to retain qualified personnel to assist us in conducting mineral exploration activities on the Cupro mineral claims if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

Because of factors beyond our control, which could affect the marketability of any substances found, we may encounter difficulty selling any substances we discover.

Even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Risks Related To Legal Uncertainty

Because we will be subject to compliance with government regulation, which may change, the anticipated costs of our exploration program may increase

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Mining Act of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. Currently, we have not experienced any difficulty with compliance of any laws or regulations, which affect our business. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our exploration program, and make compliance with new regulations unduly burdensome.

If Native land claims affect the title to our mineral claims, our ability to prospect the mineral claims may be lost.

We are unaware of any outstanding native land claims on the Cupro mineral claims. Notwithstanding, it is possible that a native land claim could be made in the future. The federal and provincial government policy is at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. In the event that we encounter a situation where a native person or group claims an interest in the Cupro mineral claims, we may be unable to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we may have in these claims. The Supreme Court of Canada recently ruled that both the federal and provincial governments in Canada are now obliged to negotiate these matters in good faith with native groups and at no cost to us. Notwithstanding, the costs and/or losses could be greater than our financial capacity and our business would fail.

Because the Province of British Columbia owns the land covered by the Cupro mineral claims, our availability to conduct an exploratory program on the Cupro mineral claims is subject to the consent of the Province of British Columbia and we can be ejected from the land and W.A. Howell’s interest in the land could be forfeit.

The land covered by the Cupro mineral claims is owned by the Province of British Columbia. The availability to conduct an exploratory program on the Cupro mineral claims is subject to the consent of the Province of British Columbia.

In order to keep the Cupro mineral claims in good standing with the Province of British Columbia, the Province of British Columbia requires that before the expiry dates of the mineral claims that exploration work on the mineral claims valued at an amount stipulated by the government be completed together with the payment of a filing fee or payment to the Province of British Columbia in lieu of completing exploration work. In the event that these conditions are not satisfied prior to the expiry dates of the mineral claims, we will lose our interest in the mineral claims and the mineral claims then become available again to any party that wishes to stake an interest in these claims. In the event that either W.A. Howell or we are ejected from the land or our mineral claims expire, we will lose all interest that we have in the Cupro mineral claims.

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations. Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares

A market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 730,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 32.8% of the common shares outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.05 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 730,000 shares of common stock offered through this prospectus. All of the shares were acquired from us by the selling shareholders in an offering that was exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933 and completed on April 29, 2007.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of September 26, 2007 including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;

3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 2,230,000 shares of common stock outstanding on September 26, 2007.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Becker, Arthur[1] 10513 Findlay Ave LAS VEGAS, NV 89134	20,000	20,000	Nil	Nil
Becker, Arthur[1] Custodian for Steven E. Becker 10513 Findlay Ave LAS VEGAS, NV 89134	20,000	20,000	Nil	Nil
Becker, Sally[2] 10513 Findlay Ave LAS VEGAS, NV 89134	20,000	20,000	Nil	Nil
Becker, Sally[2] Custodian for Shari Becker 10513 Findlay Ave LAS VEGAS, NV 89134	20,000	20,000	Nil	Nil
Bilotto, Anthony 2956 Crib Point Dr. LAS VEGAS, NV 89134	20,000	20,000	Nil	Nil
Capello, William 4525 Cold Spring INDIANAPOLIS, IN 46228	20,000	20,000	Nil	Nil
Carvotta, Pascal 6804 Rose Petal LAS VEGAS, NV 89149	10,000	10,000	Nil	Nil
Clark, Gary[6] 8917 Valley of Fire LAS VEGAS, NV 89149	20,000	20,000	Nil	Nil
Clark, Susan[6] 8917 Valley of Fire LAS VEGAS, NV 89149	20,000	20,000	Nil	Nil

Dahl, Tiffany 11178 Antonine Wall Court LAS VEGAS, NV 89141	20,000	20,000	Nil	Nil
Fahler, Carol[6] 3012 Bonnie Rock LAS VEGAS, NV 89134	20,000	20,000	Nil	Nil
Fahler, Ronald[6] 3012 Bonnie Rock LAS VEGAS, NV 89134	20,000	20,000	Nil	Nil
Flurer, Dorothy 1503 Callone Ave. BETHLEHEM, PA 18017	20,000	20,000	Nil	Nil
Foster, Ruth E. 5805 Spinetail Drive NORTH MYRTLE BEACH, SC 29582	20,000	20,000	Nil	Nil
Gordon, Everett 2121 Red Dawn LAS VEGAS, NV 89134	20,000	20,000	Nil	Nil
Grant, Barbara M. 10412 Button Willow Dr. LAS VEGAS, NV 89134	20,000	20,000	Nil	Nil
Grant, Blaine 31 Katta Dr. CHEROKEE VILLAGE, AR	20,000	20,000	Nil	Nil
Greenblatt, Jay[6] 1753 Honeytree Dr. LAS VEGAS, NV 89144	20,000	20,000	Nil	Nil
Greenblatt, Linda[6] 1753 Honeytree Dr. LAS VEGAS, NV 89144	20,000	20,000	Nil	Nil
Grieco, Gary 552 Calabash Road CALABASH, NC 28467	20,000	20,000	Nil	Nil
Howard, Rosemary 42667 23rd. St. West LANCASTER, CA 93536	20,000	20,000	Nil	Nil
Karl, William E.[6] 918 Heshbon Drive NORTH MYRTLE BEACH, SC 9582	40,000	40,000	Nil	Nil
King, Lynn 11122 Aberdeen St. NE BLAINE, MN 55449	20,000	20,000	Nil	Nil
McGinnis, John 605 E. 131st St. BURNSVILLE, MN 55337	20,000	20,000	Nil	Nil
ROSS, CONNIE S6 918 Heshbon Drive NORTH MYRTLE BEACH, SC 9582	60,000	60,000	Nil	Nil

Ross, Sean[3] 544 Stonemason Dr. MYRTLE BEACH, SC 29579	20,000	20,000	Nil	Nil
Ross, Sean[3] As custodian for Ashby K Ross 544 Stonemason Dr. MYRTLE BEACH, SC 29579	20,000	20,000	Nil	Nil
Ross, Sean[3] As custodian for Shelby C Ross 544 Stonemason Dr. MYRTLE BEACH, SC 29579	20,000	20,000	Nil	Nil
Stull, Edward 1509 Callone Ave BETHLEHEM, PA 18017	20,000	20,000	Nil	Nil
Yentes, Janis[4] 42667 23rd St. W. LANCASTER, CA 93536	20,000	20,000	Nil	Nil
Yentes, Janis[4] As custodian for John Yentes 42667 23rd St. W. LANCASTER, CA 93536	20,000	20,000	Nil	Nil
Yentes, Jessie[5] 42667 23rd St. W. LANCASTER, CA 93536	20,000	20,000	Nil	Nil
Yentes, Jessie[5] As custodian for David Yentes 42667 23rd St. W. LANCASTER, CA 93536	20,000	20,000	Nil	Nil
Yentes, Jessie[5] As custodian for Timothy Yentes 42667 23rd St. W. LANCASTER, CA 93536	20,000	20,000	Nil	Nil

1Arthur Becker acts a custodian for Steven E. Becker and therefore has beneficial ownership of his shares.  Therefore, Arthur Becker has beneficial ownership of 40,000 shares.
2Sally Becker acts a custodian for Shari Becker and therefore has beneficial ownership of her shares. Therefore, Sally Becker has beneficial ownership of 40,000 shares.
3Sean Ross acts a custodian for Ashby K. Ross and Shelby C. Ross and therefore has beneficial ownership of their shares. Therefore, Sean Ross has beneficial ownership of 60,000 shares.
4Janis Yentes acts a custodian for John Yentes and therefore has beneficial ownership of his shares. Therefore, Janis Yentes has beneficial ownership of 40,000 shares.
5Jessie Yentes acts a custodian for David Yentes and Timothy Yentes and therefore has beneficial ownership of their shares. Therefore, Jessie Yentes has beneficial ownership of 60,000 shares.
6These individuals are independent adults, and despite the fact that they share an address with another shareholder, they each retain control and beneficial ownership over their own respective shares.

None of the selling shareholders;
(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;
(2)	has been one of our officers or directors.

Plan of Distribution

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1. the market price of our common stock prevailing at the time of sale;
2. a price related to such prevailing market price of our common stock, or;
3. such other price as the selling shareholders determine from time to time.
4.  in short sales, or;
5.  in any combination of these methods of distribution.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1. the market price of our common stock prevailing at the time of sale;
2. a price related to such prevailing market price of our common stock, or;
3. such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. not engage in any stabilization activities in connection with our common stock;
2. furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of August 20, 2007 are as follows:

Director:

Name of Director	Age
Richard Howie	49
Marilyn Zimmerman	53

Executive Officers:

Name of Officer	Age	Office
Richard Howie	49	President, CEO, Director
Marilyn Zimmerman	53	Treasurer, Secretary, Director

Set forth below is a brief description of the background and business experience of executive officers and directors.

Richard Howie is our President, Chief Executive Officer, and one of our directors. As President, Mr. Howie is responsible for the day-to-day management of the Company and for the continued strategic evolution of its mineral exploration and development programs.

Mr. Howie, a metallurgical engineer, has a 26-year career related to the mining industry. Responsibilities have included sales and engineering design for cyclone classifiers for grinding circuits and cyclone separators with pumping systems for mining operations, as well as working with a team for recycling system design, tailing system design, sales, and implementation for operations in the mining and sand and gravel processing industry.

Mr. Howie has served as Vice President of Process Engineers and Equipment Corporation in Spokane, Washington, since 1993. The company provides tailing system design, sales, and implementation for customers in the mining and sand and gravel processing industry. Mr. Howie will initially devote 10% of his time to Bold View Resources, Inc.

Marilyn Zimmerman is our Secretary, Treasurer and a director. As Secretary and Treasurer, Mrs. Zimmerman is responsible for all filings, record keeping and administrative functions for the Company. Mrs. Zimmerman has a background as a business administrator and has worked in Las Vegas in that capacity for more than five years.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

Richard Howie and Marilyn Zimmerman are our only employees.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of September 26, 2007 certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Title of Class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock (1)
Common Stock	Richard Howie 1011 W. 25th Ave Spokane, WA 99203	1,000,000	44.8%
Common Stock	Marilyn Zimmerman 9573 Gainey Ranch Ave. Las Vegas, NV 89147	500,000	22.4%
Common Stock	All Officers and Directors as a Group (one person)	1,500,000	67.3%

(1)  The percent of class is based on 2,230,000 shares of common stock issued and outstanding as of September 26, 2007

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 50,000,000 shares of common stock, with a par value of $0.001 per share. As of September 26, 2007, there were 2,230,000 shares of our common stock issued and outstanding. Our shares are held by thirty-six (36) stockholders of record. We have no authorized preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Ronald Serota, Attorney, of the Corporate Law Center, our independent legal counsel, has provided an opinion on the validity of our common stock.

Moore & Associates, Chtd., has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Moore & Associates, Chtd. has presented their report with respect to our audited financial statements. The report of Moore & Associates, Chtd. is included in reliance upon their authority as experts in accounting and auditing.

Barry Price, consulting geologist, has provided a geological evaluation report on the mineral claims. He was employed on a flat rate consulting fee and he has no interest, nor does he expect any interest in the property or securities of Bold View Resources, Inc.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated on January 30, 2007, under the laws of the State of Nevada.

On January 31, 2007, we entered into a Mining Option Agreement with W.A. Howell, acquiring an option to purchase a 100% interest in the Cupro mineral claims, located in the New Westminster Mining Division of the Province of British Columbia. The Mining Option Agreement sets forth each party's rights and responsibilities relating to both the exploration and potential mining stages of the operations to be conducted on the Cupro mineral claims.

Mr. Richard Howie, our President, CEO, and director has been a promoter of our company since its inception.

Description of Business

In General

We are an exploration stage company that intends to engage in the exploration of mineral properties. We have acquired an option to purchase an interest in mineral claims that we refer to as the Cupro mineral claims. Exploration of these mineral claims is required before a final determination as to their viability can be made. Our option on this property is currently unexercised. In the event that we do not exercise our option, we will have no interest in the Cupro mineral claims and will not be entitled to receive back any monies spent to maintain the option.

Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess commercially exploitable quantities of copper, zinc, molybdenum, and other metallic minerals. We will not be able to determine whether or not the Cupro mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and geological and economic evaluations based on that work indicate economic viability.

Phase I of our exploration program will begin in the third quarter of 2007and cost approximately $60,000. Once we receive the results of our Phase I exploration, our board of directors, in consultation with our consulting geologist, will assess whether to proceed with further exploration. Phase II of our exploration program will cost approximately $140,000. The existence of commercially exploitable mineral deposits in the Cupro mineral claims is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

Our Option Agreement

Mr. W.A. Howell staked and recorded his ownership in the Cupro mineral claims under the mineral claim staking and recording procedures in place at that time in the Province of British Columbia. Under that system, a prospector in the field drives large wooden claim stakes into the ground outlining the boundaries of his mineral claim and subsequently records a description of the claim and the location of the claim stakes at the nearest Provincial Mining Recorder’s Office. A party is able to stake and record an interest in a particular mineral claim if no other party has an interest in the said claim that is in good standing and on record at the Provincial Mining Recorder’s Office. There is no formal agreement between Mr. Howell and the Province of British Columbia.

Mr. Howell’s interest in the Cupro mineral claims will continue into perpetuity provided that the mineral claims remain in good standing by paying the applicable fee which is based upon whether exploration work takes place. If exploration work take places and expenditures are made for this purpose in an amount stipulated by the government, the claims can be maintained in good standing by simply remitting a filing fee to the Province of British Columbia that currently does not exceed $115. If no exploration work takes place, the claims can be kept in good standing by remitting to the Province of British Columbia the stipulated amount that otherwise was required to be expended for exploration work together with the payment of a filing fee or payment that currently does not exceed $115.

In order to extend the expiry dates of a mineral claim, the British Columbia government requires either (1) completion of exploration work on the mineral claims valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment to the Province of British Columbia the stipulated amount that otherwise was required to be expended for exploration work in lieu of completing exploration work and the payment of a filing fee to maintain the mineral claims. When exploration work valued at an amount stipulated by the government is completed and a filing fee is remitted to the Province of British Columbia, the expiry dates of the mineral claims can be extended for a maximum of 10 additional years at a time. In the event that no exploration work is completed and a filing fee and additional fee are paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claims can be extended for a maximum of only 1 additional year.

Under the terms of the Mining Option Agreement between Bold View Resources, Inc. and Mr. Howell, we acquired an option to purchase a 100% interest in the Cupro mineral claims. Under that Agreement, we have already paid Mr. Howell an initial sum of C$10 to acquire the option and an additional option payment of C$7,500, which was due prior to January 31, 2007. The Agreement also requires an additional C$15,000 prior to December 31, 2008, and an additional C$25,000 due prior to December 31, 2009. In addition, we must incur C$10,000 in exploration expenditures prior to December 31, 2007, C$50,000 prior to December 31, 2008, and C$100,000 prior to December 31, 2009. Under the terms of the Mining Option Agreement, we are to exercise our option by making the above payments and incurring the above exploration expenses. We also agree to incur C$250,000 in exploration expenditures on or before October 31 of each year subsequent to 2009.

We will either satisfy the payment terms of the Mining Option Agreement in the time frame provided, thereby resulting in us exercising this option, or we will fail to satisfy the payment terms and be in default of the Mining Option Agreement. The Optionor can terminate the Mining Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default. Our option will expire if we are in default of the Mining Option Agreement and fail to cure any default within 45 days after the receipt of notice of default.

We selected Cupro mineral properties based upon an independent geological report, which was commissioned from David J. Bridge, a Consulting Geologist. Mr. Bridge recommended a two-phase exploration program on these claims that will cost us approximately US$200,000. We plan to begin Phase I of our exploration program in the third quarter of 2007.

Description and Location of the Cupro mineral claims

The Cupro mineral claims consist of the following claims located in the New Westminster Mining Division of British Columbia:

TENURE	TYPE	NAME	MAP	GOOD TO DATE	STATUS	AREA ha
539301	Mineral	CUPRO	092H	2008/aug/14	GOOD	527.247
539307	Mineral		092H	2008/aug/14	GOOD	527.355
539311	Mineral		092H	2008/aug/14	GOOD	253.056
540085	Mineral	CUPRO5	092H	2008/aug/29	GOOD	126.576
549027	Mineral	TOP1	092H	2008/jan/10	GOOD	337.341
549028	Mineral	TOP 2	092H	2008/jan/10	GOOD	252.979
549029	Mineral	TOP 3	092H	2008/jan/10	GOOD	442.72

The Province of British Columbia owns the land covered by the Cupro mineral claims. Currently, we are not aware of any native land claims that might affect the title to the mineral claims or to British Columbia’s title to the property. Although we are unaware of any situation that would threaten these claims, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. If we should encounter a situation where a native person or group claims an interest in these claims, we may choose to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we hold in these claims.

Prior to the expiry dates listed above, we plan to file for an extension of the Cupro mineral claims if we have exercised our option to purchase the claims from Mr. Howell. In order to extend the expiry dates of a mineral claim, the government requires either (1) completion of exploration work on the mineral claims valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment to the Province of British Columbia the stipulated amount that otherwise was required to be expended for exploration work in lieu of completing exploration work and the payment of a filing fee to maintain the mineral claims.

Currently, an exploration work value of approximately $1.30 per acre is required during each of the first three years after a claim is acquired and an exploration work value of approximately $2.60 per acre is required in subsequent years. This stipulated amount of expenditures toward exploration work is set by the Province of British Columbia and can be altered in their sole discretion. Mr. W.A. Howell originally staked and recorded his ownership in the Cupro mineral claims. Exploration expenditures on the Cupro mineral claims must be completed and filed with the Province in the required amounts per acre, depending on the claim, or this amount must be paid to the Province of British Columbia by the respective date. A maximum of ten years of work credit may be filed on a claim at a time.

The exploration fees we anticipate incurring over the coming twelve months will result in an extension of the expiry dates of the mineral claims for the maximum of ten years provided that a report and filing fee not exceeding $115 is remitted to the Province of British Columbia. In the event that no exploration work is completed and a filing fee is paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claims can be extended only on an annual basis into perpetuity for a maximum of only one additional year. If the required exploration work expenditure is not completed and filed with the Province in any year or if a payment is not made to the Province of British Columbia in lieu of the required work within this year, the mineral claims will lapse and title with revert to the Province of British Columbia.

Geological Exploration Program in General

We have obtained an independent Geological Report and have acquired an option to purchase the Cupro mineral claims. David J. Bridge, Consulting Geologist, has prepared this Geological Report and reviewed all available exploration data completed on these mineral claims. A primary purpose of the geological report is to review information, if any, from the previous exploration of the mineral claims and to recommend exploration procedures to establish the feasibility of commercial production project on the mineral claims. The report, among other things, lists the mineral titles on the Cupro property, describes the location and access to the property, provides climate and physiographic information, contains a history and geology of the property, and reviews adjacent properties. The report also gives conclusions regarding potential mineralization of the mineral claims and recommended a further geological exploration program.

David J. Bridge is a geologist with offices at 380-1199 W. Pender Street, Vancouver, BC V6H 2R4

In his Geological Report, Mr. Bridge prepared a summary as follows:

The company has acquired a large property within the Harrison Lake volcanic package, situated on Mt. Woodside near Harrison Mills, BC., east of Mission City The property encompasses a number of showings which have characteristics of volcanogenic massive sulphide (VMS) deposits. In addition there is a silver-mercury showing at low elevations which was rediscovered about 1975, but which has not been explored in detail. The property was inspected August 14, 2007 accompanied by property owner Bill Howell, P. Geo. and Barry Price, M.Sc., P. Geo.

The property is situated adjacent to Harrison Mills BC, a small community between Mission and Agassiz on the Loughheed Highway on the north side of Fraser River, approximately 75 miles east of Vancouver Be. The CPR main rail line passes through the property. The Loughheed Highway and a number of logging roads provide access to the property. Small private land holdings at lower elevations are occupied as residential Jots, but these do not affect the target areas.

The property contains the following showings:

1.	Ascot, Fab, Treblif Volcanogenic Massive Sulphide ("VMS") showings with copper, lead, zinc sulphides in stringer zones.
2.	Fairplay, St. Alice VMS showings
3.	HVB showing An Epithermal? Showing of Mercury/Copper-¬Silver mineralization in altered volcanics, possibly related to a major fault.
4.
A fourth showing, the Valleyview/Midnight; VMS showing is just outside the east boundary of the property, on claims owned by Armstrong Sand and Gravel to the east of the Cupro property, and is occupied by a gravel and aggregate operation.

The claims are situated at low to moderate elevations, within the influence of the Vancouver "maritime" climate, and can be worked for most of the year unless heavy snow falls.

The property is under-explored, although several Assessment reports are available which describe the work done fairly well. The volcanic package contains numerous gold, silver and VMS showings, of which the most prominent is the "Seneca" volcanogenic massive sulphide deposit, situated 10 kilometres to the north, and now being explored by Carat Explorations Ltd. Other VMS prospects in the same rock package are being explored at Norrish Creek and Chehalis Lake areas. As at the Seneca deposits to the north, mineralized footwall volcaniclastics and sediments and hangingwall unmineralized massive volcanic rocks have been recognized, which assists in defining the target for polymetallic volcanogenic massive sulphide (VMS) deposits.

A prominent linear is visible on topographic maps, landsat photos and air photos which trends from Seneca directly through the Cupro claims. This feature has not been prospected or explored.

This report summarizes work done on the various showings in the past and sets out a proposed exploration program and budget for the next two phases of exploration.

Suggested work involves:
Prospecting and mapping
Inspection of the known showings, with rock and soil samples Compilation of existing geochemical surveys
Airborne magnetic-VLF-radiometric surveys
IP surveys over favourable areas
Drilling of IP anomalies, airborne geophysical anomalies or geochemical anomalies

A first phase budget of US$ 60,000 and a second phase budget of US$ 140,000 for a total of US$ 200,000 is recommended.

We have not yet commenced the fieldwork phase of our initial exploration program. Exploration is currently in the planning stages. Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found. The details of the Geological Report are provided below.

Exploration History of the Cupro Mineral Claims

The history of the exploration of the mineral claims is described in the report that was prepared by our geological consultant, David J. Bridge. The following summary of the exploration history of the mineral claims is based on our consultant’s description.

A brief history of the showings within or near the property is derived from Minister of Mines Annual Reports, Assessment Reports and Minfile.

A brief history of the showings within or near the property is derived from Minister of Mines Annual Reports, Assessment Reports and Minfile.

1897-1888: Two claims were staked on the banks of the Fraser, on what is now the Fairplay and Queen Crown grants. A lengthy tunnel was driven into the hill from near the railway tracks, following the trace of two mineralized zones with polymetallic copper-lead zinc mineralization. Claims were also known as Lady Jane, Fat Man, Queen and St. Alice. No plans of the workings remain

1929: This property was acquired by the late Frank E Woodside as the FEW claims. There is no record of additional work done.

1966: Trenching was carried out on the Ascot property by Ascot Mines Ltd. on mineralized showings near the switchback on the access road (approximately the same location as the later 1971 work). Work was also done on the nearby PF and Midnight property (now within the sand and gravel operation) by C.J. Coveney for Bethex Exploration Ltd. An IP survey was completed, 6 trenches totaling 1,950 ft. were cut, and two drillholes totaling 1,056 feet were completed. A number of mineralized zones were explored.

1971: Mapping and sampling was done on the Fab claims, adjacent to the Ascot property by geologist David Cooke, P.Eng., for Gary Schell of Geoquest Ltd. Stringer and vein polymetallic mineralization was seen. Approximately $1,250 was expended.

1973: Harry Vernon Barley of Mission staked two claims on the copper-silver--mercury mineralized zones at the base of Mt. Woodside about 1 km east of Harrison River bridge. The property was inspected and sampled by geologist Barry Price, P.Geo in 1974 for Delphi Resources Ltd., a private company.

1981: A small program of mapping and sampling was done on the Treblif property (covering the same area as Fah) by Tim Sadlier Brown, P.Eng. for Invermay Resources Ltd. (Mel Pardek).

1984: A geological program was completed by Ken Northcote, Ph.D. for Star Mountain Resources Inc. on the Valleyview (Midnight) area claims to the east of the Cupro property. Grab, or selected samples, assayed from 0.016% to 10.20% copper, and containing up to 9.6 oz/ton silver over narrow widths. Approximately $9,700 was expended. K.E. Northcote and Associates Ltd. were contracted by Star Mountain Resources Inc. to-carry out a ground magnetometer survey on the Valley View and Goldtop claims and prepare a report outlining the results of this work.

1988: Also on the Valleyview claims, a geological program was completed by Marion Blank, B.Sc., for Gila Bend Resource Corp. The program looked at two showings:

1. Valley View Showing: A strong northeasterly trending zone of hydrothermal alteration with massive sulphide mineralization along two superimposed fracture patterns -020 degrees and 310 degrees. Major mineralization consists of coarse crystalline pyrite, less chalcopyrite, minor sphalerite and galena with silver values and trace gold values.

2. Stacey Creek Showing: A siliceous brecciated alteration zone with irregular veins of barite. Minor sulphide mineralization consisting of pyrite, chalcopyrite, galena and sphalerite occurs locally in association with sericitic and siliceous alteration. Minor gold values were also noted.

The work program included comprehensive mapping, magtnetometer and VLF EM surveys at a total cost of $46,000.

While minor other prospecting has been done on Mt. Woodside since that time (Murray MacLaren, personal communication) no other geological, geophysical, or geochemical work has been filed with the government.

Showings
The primary showings (geological evidence of local mineralization) of interest on the Cupro mineral claims property are noted below:

HVB showing.

This showing occurs along the west facing slope of Mt. Woodside where the fields adjoin the Highway. Along the slope are indications of probable shallow adits with some vein mineralization with Tetrahedrite (Copper Antimony sulphide) and minor Cinnabar (Mercuric sulphide) in quartz/carbonate veins. The property was briefly staked in about 1973 by Harry Vernon Barley. BJ Price wrote up a brief summary for Delphi Resources Ltd, a private company, in 1974. Seven samples were taken by Price in 1974 and noted in our Geologist’s report.

Ascot Showing:

At the Ascot showing, the volcanic rocks are locally silicified and mineralized with sulphides, mainly pyrite, with minor amounts of chalcopyrite and a trace of sphalerite. Mineralization is associated with quartz stringers striking west-northwest and dipping steeply northeast in altered siliceous volcanic rocks including agglomerate or andesite flow breccia. A film of chalcocite coats the other sulphides where the stringers are vuggy. These sulphides also occur in small amounts in the country rock together with heavy concentrations of pyrite.

In the same vicinity, chalcopyrite is reported (Minfile) to occur in a shear in porphyritic andesite. The shear is 15 centimeters wide, strikes 110 degrees, dips 65 degrees southwest and is parallel to a band of grey, cherty pyritic rock about 3 meters wide. A sample of a sulphide-rich gossan zone yielded 0.35 per cent copper and less than 0.1 gram per ton gold.

Mineralization at the Ascot (or Fab) showing is described by D.L Cooke P.Eng. as follows: Pyrite Is the most widespread form of sulphide mineralization, and its abundance appears to be directly correlated with the intensity of fracturing and/or rock types. Little or no pyrite was observed in the massive rhyolite and dacite flows.

From a trace to about 5% pyrite was noted in the andesite flows, and up to 20% pyrite in some outcrops of rhyolitic fragmental rocks. Pyrite occurs both in disseminated cubes and as sub-massive sulphide associated with fractures and quartz stringers within these siliceous pyroclastic members. Like the fragmented host rocks, these areas of intense mineralization have not been traced for any appreciable distances.

Minor amounts of chalcopyrite and a trace of sphalerite are associated with quartz stringers in altered siliceous agglomerates near the southeast boundary of the (former) Fab No.2 claim. These sulphides also occur in small amounts together with the heavy pyrite impregnating the country rock.

Where some of the stringers are vuggy, a secondary black film of chalcocite coats the other sulphides. Traces of disseminated chalcopyrite also occur in association with pyrite.

Copper-zinc-silver mineralization in a similar volcanic setting has been reported on the adjacent Ascot claims to the east, and on the Seneca claims which lie several miles to the northwest on the west side of Harrison Lake.
Playfair showing

Although the Playfair showing appears to be covered by two crown-granted mineral claims, ownership of this property is uncertain. There were two "lodes" reported in 1897, explored from working near the railway level. Polymetallic mineralization is present but it is not known whether this is vein material or VMS or Kuroko type mineralization. The showing should be mapped and sampled in detail.

Recommendations from Our Consulting Geologist

In his Geological Report, Mr. Bridge prepared conclusions and recommendations of the exploration program as follows:

CONCLUSIONS

The Cupro property, which has been explored intermittently in the past by a number of junior companies, each with small claim holdings, has been assembled into one large property which can now be explored by modern geochemical and geophysical methods.

Although there are no immediate drill targets, comparison with adjacent VMS properties such as the Seneca property, suggests that similar massive sulphide mineralization could occur in the area.

With volcanic packages such as the Harrison Lake formation (host to the Seneca deposits and the Cupro showings), deposits are generally found in strongly altered “footwall” volcanic (tuffs and volcanic sediments) generally at a sedimentary interface. The deposits are overlain by relatively unaltered, massive “Hangingwall” volcanics which are fresh and unmineralized. Such a ssuccession is present at Mr. Woodside, where the known showings are at the base of the mountain, overlain by massives and volcaniclastics. This provides a good exploration target, and it appears that Footwall and Hanginwall sequences have been recognized.

RECOMMEDATIONS

Initially, base maps should be prepared at a favorable scale. New TRIM topographical maps are appropriate, and can be purchased in digital format.

A comprehensive prospecting and mapping program is suggested, to be followed by geochemical soil and silt stream sediment surveys and rock sampling. Any anomalous areas should have Induced Polarization (IP) survey grids completed to try and outline areas with sulphides.

An airborne geophysical multi-sensor survey might be useful, in light of the steep and relatively inaccessible terrain on the north slope of the mountain. If areas of interest are outlined by any one or more of the above noted surveys, a program of diamond drilling would follow.

Exploration Budget

Phase I	Exploration Expenditure
Compilation of Geochemical data	$7,000
Prospecting	$8,000
Geochemical mapping, sampling	$18,000
Vehicles, Fuel	$5,500
Room & Board	$4,500
Analyses	$6,000
Supplies	$1,000
Report	$6,000
$55,000
Contingencies @10% approximately	$5,000
Phase I Total	$60,000

Phase II
Geophysical surveys and drilling	$140,000
Phase II Total	$140,000

Total, Phases I and II	$200,000

While we have not commenced the fieldwork phase of our initial exploration program, we intend to proceed with the initial exploratory work as recommended. We anticipate that Phase I will begin in the third quarter of 2007. Upon our review of the results, we will assess whether the results are sufficiently positive to warrant additional phases of the exploration program. We will make this decision to proceed with further phases based upon our consulting geologist’s review of the results and his recommendations. In order to complete Phase I and any additional phases, we will need to raise additional capital. We plan to raise additional capital in the amount of $125,000 to $150,000 during the fiscal year ending May 31, 2008 by seeking additional funds from existing investors or by offering equity securities to new investors.

Competition

The mineral exploration industry, in general, is intensely competitive, and even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves.

Most companies operating in this industry are more established and have greater resources to engage in the production of mineral claims. We were incorporated on January 30, 2007 and our operations are not well established. Our resources at the present time are limited. We may exhaust all of our resources and be unable to complete the exploration of the Cupro mineral claims. There is also significant competition to retain qualified personnel to assist in conducting mineral exploration activities.  If a commercially viable deposit is found to exist and we are unable to retain additional qualified personnel, we may be unable to enter into production and achieve profitable operations. These factors set forth above could inhibit our ability to compete with other companies in the industry and enter into production of the mineral claims if a commercial viable deposit is found to exist.

Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital.

Compliance with Government Regulation

The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to Bold View Resources, Inc. is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines. The initial phase of our exploration program will consist of hand trenching, sampling, mapping, and possibly a segment of an electronic based geological exploration technique referred to as Induced Polarization. The practice in British Columbia under this act has been to request permission for such a program in a letter to the B.C. Ministry of Energy and Mines. Permission is usually granted within one week. Should a follow-up exploration program be undertaken, it would probably be intended to refine information garnered in the first phase employing the same methods of exploration.

The B.C. Ministry of Energy and Mines administers the Mines Act, the Health, Safety and Reclamation Code and the Mineral Exploration Code. Ongoing exploration programs likely will be expanded to include activities such as line cutting, machine trenching and drilling. In such circumstance, a reclamation deposit is usually required in the amount of $3,000 to $5,000. The process of requesting permission and posting the deposit usually takes about 2 weeks. The deposit is refundable upon a Ministry of Energy and Mines inspector’s determination that the exploration program has resulted in no appreciable disturbance to the environment.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral and placer titles in British Columbia. The Mineral Tenure Act also governs the issuance of mining leases, which are long term entitlements to minerals, designed as production tenures. At this phase in the process, a baseline environmental study would have to be produced. Such a study could take many months and cost in excess of $100,000.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them.

If we progress to the production phase, production of minerals in the Province of British Columbia will require prior approval of applicable governmental regulatory agencies. We cannot be certain that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy any environmental damage caused such as refilling trenches after sampling or cleaning up fuel spills. Our initial exploration program does not require any reclamation or remediation because of minimal disturbance to the ground. The amount of these costs is not known at this time because we do not know the extent of the exploration program we will undertake, beyond completion of the recommended exploration phase described above, or if we will enter into production on the property. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

Employees

We have no employees as of the date of this prospectus other than our president and CEO, Mr. Howie, and our Secretary and Treasurer, Mrs. Zimmerman. We conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have neither formed, nor purchased any subsidiaries since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operations

Our business plan is to proceed with the exploration of the Cupro mineral claims to determine whether there are commercially exploitable reserves of copper, zinc, molybdenum, and other metallic minerals. We have entered into a Mining Option Agreement regarding the Cupro mineral claims and intend to proceed with the initial exploration program as recommended by our consulting geologist. Phase I of the recommended geological exploration program will cost approximately $60,000. We had $30,269 in working capital as of May 31, 2007. Accordingly, we are able to begin but not complete the initial stages of our Phase I mineral exploration program without additional financing. We plan to raise additional capital in the amount of $125,000 to $150,000 during the fiscal year ending May 31, 2008 by seeking additional funds from existing investors or by offering equity securities to new investors. This additional capital will allow us to complete Phase I activities and begin Phase II activities as well, should we determine with our consulting geologist that Phase II is advisable. These funds will also allow us to pay the C$15,000 installment due under our Option Agreement with Mr. Howell by December 31, 2008.

A report of our consulting geologist regarding findings from Phase I is expected within six months of the commencement of Phase I explorations. Once we receive the analysis of our Phase I exploration program, our board of directors, in consultation with our consulting geologist will assess whether to proceed with Phase II of our mineral exploration program. In making this determination to proceed with a further exploration program, we will make an assessment as to whether the results of the Phase I exploration program are sufficiently positive to enable us to proceed. This assessment will include an evaluation of our cash reserves after the completion of the initial exploration, the price of minerals, and the market for the financing of mineral exploration projects at the time of our assessment.

In the event the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the Cupro mineral claims, we intend to seek out and acquire interests in other North American mineral exploration properties, which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities. If we are unable locate and acquire such prospects, we may be forced to seek other business opportunities. Presently, we have not given any consideration to the acquisition of other exploration properties because we have only recently commenced our initial exploration program and have not received any results.

In the event our Phase II mineral exploration program is undertaken, it would likely result in significantly more geological data than Phase I because much of the infrastructure constructed in Phase I will still be available during Phase II exploration.

In the event our board of directors, in consultation with our consulting geologist, chooses to complete the Phase I and Phase II mineral exploration programs, we will require additional financing. The objective of the Phase I work is to identify areas that have a strong likelihood of hosting mineral deposits that can be explored further during Phase II. The objective of Phase II work is to commence diamond drilling in areas identified in Phase I to obtain core samples for geochemical analysis.

Upon the completion of the first two exploration phases, or any additional programs, which are successful in identifying mineral deposits, we will have to spend substantial funds on further drilling and engineering studies before we know that we have discovered a mineral reserve. A mineral reserve is a commercially viable mineral deposit.

During this exploration stage Mr. Howie, our President, will only be devoting approximately five to ten hours per week of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months, as all exploratory work is expected to be performed by outside consultants. If, however, the demands of our business require more business time of Mr. Howie, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to devote more time to our business. However, he may not be able to devote sufficient time to the management of our business, as and when needed.

We anticipate raising additional capital to finance our operations in the form of additional investment funds from existing shareholders or equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to completely fund currently planned and future phases of the exploration program, should we decide to proceed. We believe that debt financing will not be an alternative for funding any phase of our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated.

Review of Expenses for the Next Twelve Months

Our total expenditures over the next twelve months, excluding costs associated with being a public company, are anticipated to be approximately $74,313 as we undertake Phase I exploration. Specifically, we expect to incur approximately $60,000 in connection with the commencement of Phase I of our recommended geological work program, as follows:

Compilation of Geochemical data	$7,000
Prospecting	$8,000
Geochemical mapping, sampling	$18,000
Vehicles, Fuel	$5,500
Room & Board	$4,500
Analyses	$6,000
Supplies	$1,000
Report	$6,000
$56,000
Contingencies @7% approximately	$4,000
Phase I Total	$60,000

We will also expend C$15,000 in connection with the Option Agreement and monies due to Mr. Howell prior to December 31, 2008, or approximately $14,313. We had working capital in the amount of $30,269 as of May 31, 2007. This money is insufficient to cover our anticipated expenditures in the next twelve months. However, our working capital, along with our plan to raise equity financing in the amount of $125,000 to $150,000, should be enough to cover the approximately $74,313 in anticipated expenditures in the next twelve months. Any remaining monies will be carried forward to complete Phase I and begin Phase II. Because of the uncertainties inherent in foreign currency exchange rates, there are uncertainties in our operational costs. Our accounting is in US$ while our Option Agreement payments and other expenses generally require payment in CAN$.

We do not have plans to purchase any significant equipment or change the number of our employees during the next twelve months.

Off Balance Sheet Arrangements

As of August 31, 2007, there were no off balance sheet arrangements.

  Results of Operations from Inception Through Period Ended May 31, 2007

We did not earn any revenues from inception through the period ending May 31, 2007. We do not anticipate earning revenues until such time that we exercise our option and enter into commercial production of the Cupro mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Cupro mineral properties, or if such resources are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $7,731 from our inception on January 31, 2007 to May 31, 2007. These operating expenses included the payment to Mr. Howell of $6,700 (C$7,500) as required by our Mining Option Agreement, and office, accounting, and administration expenses in the amount of $731. We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to undertaking the phases of our geological exploration program and the professional fees that we will incur in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.
We experienced a net loss of $7,731 for the period from inception through May 31, 2007.

Results of Operations for the Three Months Ended August 31, 2007, and Period from Inception Through Period Ended August 31, 2007

We did not earn any revenues from inception through the period ending August 31, 2007. We do not anticipate earning revenues until such time that we exercise our option and enter into commercial production of the Cupro mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Cupro mineral properties, or if such resources are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $23,327 for the three months ended August 31, 2007. These operating expenses included mining exploration expenses in the amount of $9,440, and general and administrative expenses in the amount of $13,887.

We incurred operating expenses in the amount of $31,058 from our inception on January 31, 2007 to August 31, 2007. These operating expenses included mining exploration expenses in the amount of $9,440, and general and administrative expenses in the amount of $21,618.

We experienced a net loss of $23,327 for the three months ended August 31, 2007, and a net loss of $31,058 for the period from inception through August 31, 2007.

Liquidity and Capital Resources

We had cash of $7,666 as of August 31, 2007.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Description of Property

We have acquired an option to purchase the Cupro mineral claims. We do not own or lease any property.

The Cupro group of reverted crown granted mineral claims is located adjacent to Harrison Mills, BC, a small community between Mission and Agassiz on the Loughheed Highway on the north side of the Fraser River, approximately 75 miles east of Vancouver, B.C. The CPR main line passes through the property. The Loughheed Highway and a number of logging roads provide access to the property. The following maps indicate the location of the Cupro mineral claims within the surrounding area.

Map 1

Map 2

Corporate Offices

Our principal offices are located at 800 North Rainbow Blvd, Ste 208, Las Vegas, NV 89107. Our phone number is 702-948-5023. Our agent for service of process in Nevada is Nevada State Resident Agent Services, Inc., 3838 Raymert Drive, Suite 10A, Las Vegas, NV 89121.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock. There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of he rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty-six (36) holders of record of our common stock.

Rule 144 Shares

None of our common stock is currently available for resale to the public under Rule 144.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 22,300 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business, or;

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to both to our executive officers for all services rendered to us for our fiscal year ended May 31, 2007.

SUMMARY COMPENSATION TABLE
Name and principal position	Year End	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Howie President and CEO	5/31 2007	$0	$0	$0	$0	$0	$0	$0
Marilyn Zimmerman Secretary and Treasurer	5/31 2007	$0	$0	$0	$0	$0	$0	$0

The table below summarizes all compensation awarded to, earned by, or paid to both of our directors for all services rendered to us for our fiscal year ended May 31, 2007

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Howie	$0	$0	$0	$0	$0	$0	$0
Marilyn Zimmerman	$0	$0	$0	$0	$0	$0	$0

Financial Statements

Index to Financial Statements:

1.	Audited consolidated financial statements for the period ended May 31, 2007 including:

2.	Unaudited consolidated financial statements for the period ended August 31, 2007 including:

Page #
Balance Sheet as of August 31, 2007;	F-9
Income (Loss) Statement for the three months ended August 31, 2007 and for the period from January 30, 2007 (Inception) through August 31, 2007;	F-10
Statement of Capital Stock for the period from January 30, 2007 through (Inception) through August 31, 2007;	F-11
Statement of Cash Flows for the three months ended August 31, 2007 and for the period from January 30, 2007 through (Inception) through August 31, 2007; and	F-12
Notes to Financial Statements.	F-13

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bold View Resources Inc.
(A Development Stage Company)
800 North Rainbow Blvd.
Las Vegas, NV 89107

We have audited the accompanying balance sheet of Bold View Resources Inc. as of May 31, 2007, four months ending and the related statements of operations, stockholders’ equity and cash flows from inception January 30, 2007 through May 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bold View Resources Inc. as of May 31, 2007 and the results of its operations and its cash flows from inception January 30, 2007 through May 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has generated no revenue and has not established operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mike J. Moore, MBA, CPA, PFS

Moore & Associates Chartered
Las Vegas, Nevada
August 7, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

BOLD VIEW RESOURCES, INC.
(A Development Stage Company)
Balance Sheets

ASSETS	May 31 2007
Current Assets
Cash & cash equivalents	$37,693
Total Current Assets	37,693
TOTAL ASSETS	$37,693

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$7,424
Total Current Liabilities	7,424
Total Liabilities	7,424
Stockholders' Equity
Common Stock - $0.001 par value; 50,000,000 shares authorized, 2,230,000 issued and outstanding.	2,230
Additional paid in capital	35,770
Stock subscriptions receivable	-
Accumulated deficit	(7,731)
Total Stockholders' Equity	30,269
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$37,693

The accompanying notes are an integral part of these financial statements.

BOLD VIEW RESOURCES, INC.
(A Development Stage Company)
Statement of Operations

From inception on January 30, 2007 through May 31, 2007
Revenues	$-
Operating Expenses

General & Administrative	7,731
Total Operating Expenses	7,731
Net Loss	$(7,731)

Net Loss Per Share	$(0.00)

Weighted Average Shares Outstanding	2,230,000

The accompanying notes are an integral part of these financial statements.

BOLD VIEW RESOURCES, INC.
(A Development Stage Company)
Statement of Stockholders' Equity

	Common Stock		Additional Paid in	Deficit Accumulated During Development	Total Stockholders'
	Shares	Amount	Capital	Stage	Equity

Issuance of Common Stock in March 2007 for cash at $0.001 per share	1,500,000	$1,500	$-	$-	$1,500

Issuance of Common Stock in March 2007 for cash at $0.05 per share	340,000	340	16,660	-	17,000

Issuance of Common Stock in April 2007 for cash at $0.05 per share	390,000	390	19,110	-	19,500

Net loss to May 31, 2007	-	-	-	(7,731)	(7,731)

Balance at May 31, 2007	2,230,000	$2,230	$35,770	$(7,731)	$30,269

The accompanying notes are an integral part of these financial statements.

BOLD VIEW RESOURCES, INC.
(A Development Stage Company)
Statement of Cash Flows

From inception on January 30, 2007 through May 31, 2007
OPERATING ACTIVITIES
Net loss	$(7,731)
Adjustments to reconcile net income to net cash provided by operations:
Common stock issued for services	-
Changes in operating assets and liabilities:
Accounts Payable	7,424
Net cash provided by Operating Activities	(307)

FINANCING ACTIVITIES
Proceeds from common stock	38,000
Net cash provided by Financing Activities	38,000
Net cash increase for period	37,693
Cash at beginning of period	-
Cash at end of period	$37,693

The accompanying notes are an integral part of these financial statements.

BOLD VIEW RESOURCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business - Bold View Resources, Inc. (hereinafter referred to as the “Company”) located in Las Vegas, Nevada was incorporated in Nevada on January 30, 2007 The Company is in the mineral exploration and development business. The Company has not commenced significant operations.

History - The Company was incorporated under the laws of the State of Nevada on January 30, 2007.

Development Stage Company - The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 “Accounting and Reporting by Development-Stage Enterprises”. A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced; there has been no significant revenue there from. The Company has not commenced its planned principal operations and therefore is considered a Development Stage Company.

Year-end - The Company’s year-end is May 31.

Use of estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and expense recognition - Revenues are recognized when received. Costs and expenses are recognized during the period in which they are incurred

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Research and development costs - The Company accounts for research and development costs in accordance with the Statement of Financial Standards No. 2 “Accounting for Research and Development Costs”, which requires that all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expenses as incurred. Third party research and development costs are expenses when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company has incurred no expenses on research and development to date.

Mineral Property Payments and Exploration Costs - The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to the establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all costs are to be expensed.

2.  CAPITAL STOCK TRANSACTIONS

Common Stock - The authorized common stock is 50,000,000 shares with a par value of $0.001 per share. As of April 30, 2007, The Company had 2,230,000 shares of common stock issued and outstanding.

In February 2007, the Company issued 1,500,000 shares of its common stock to its directors in exchange for $1,500 in cash.

In March 2007, the Company issued 730,000 shares of its common stock to thirty-nine individuals in exchange for $36,500 in cash.

3.  THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

4.  GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

BOLD VIEW RESOURCES, INC.
(A Development Stage Company)
Balance Sheets
ASSETS	August 31 2007	May 31 2007
	(Unaudited)
Current Assets
Cash & cash equivalents	$7,666	$37,693
Total Current Assets	7,666	37,693
TOTAL ASSETS	$7,666	$37,693

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$724	$7,424
Total Current Liabilities	724	7,424
Total Liabilities	724	7,424

Stockholders' Equity
Common Stock - $0.001 par value;50,000,000 shares authorized, 2,230,000 issued and outstanding.	2,230	2,230
Additional paid in capital	35,770	35,770
Stock subscriptions receivable	-	-
Accumulated deficit	(31,058)	(7,731)
Total Stockholders' Equity	6,942	30,269
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$7,666	$37,693

The accompanying notes are an integral part of these financial statements.

BOLD VIEW RESOURCES, INC.
(A Development Stage Company)
Statements of Operations
(unaudited)

	For the Three Months Ended August 31, 2007	From inception on January 30, 207 through August 31, 2007
Revenues	$-	$-
Operating Expenses

Mining Exploration	9,440	9,440
General & Administrative	13,887	21,618
Total Operating Expenses	23,327	31,058
Net Loss	$(23,327)	$(31,058)

Net Loss Per Share	$(0.01)

Weighted Average Shares Outstanding	2,230,000

The accompanying notes are an integral part of these financial statements.

BOLD VIEW RESOURCES, INC.
(A Development Stage Company)
Statements of Stockholders' Equity
(unaudited)
	Common Stock		Additional Paid in	Deficit Accumulated During Development	Total Stockholders'
	Shares	Amount	Capital	Stage	Equity

Issuance of Common Stock in March 2007 for cash at $0.001 per share	1,500,000	$1,500	$-	$-	$1,500

Issuance of Common Stock in March 2007 for cash at $0.05 per share	340,000	340	16,660	-	17,000

Issuance of Common Stock in April 2007 for cash at $0.05 per share	390,000	390	19,110	-	19,500

Net loss to May 31, 2007	-	-	-	(7,731)	(7,731)

Balance at May 31, 2007	2,230,000	2,230	35,770	(7,731)	30,269

Net loss to August 31, 2007	-	-	-	(23,327)	(23,327)

Balance at August 31, 2007	2,230,000	$2,230	$35,770	$(31,058)	$6,942

The accompanying notes are an integral part of these financial statements.

BOLD VIEW RESOURCES, INC.
(A Development Stage Company)
Statements of Cash Flows
(unaudited)
	For the Three Months Ended August 31, 2007	From inception on January 30, 2007 through August 31, 2007
OPERATING ACTIVITIES
Net loss	$(23,327)	$(31,058)
Adjustments to reconcile net income to net cash provided by operations:
Common stock issued for services	-	-
Changes in operating assets and liabilities:
Accounts Payable	(6,700)	724
Net cash used by Operating Activities	(30,027)	(30,334)

FINANCING ACTIVITIES
Proceeds from common stock	-	38,000
Net cash provided by Financing Activities	-	38,000
Net cash increase for period	(30,027)	7,666
Cash at beginning of period	37,693	-
Cash at end of period	$7,666	$7,666

The accompanying notes are an integral part of these financial statements.

BOLD VIEW RESOURCES, INC.
(A Development Stage Company)
Notes to the Financial Statements

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at August 31, 2007 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's May 31, 2007 audited financial statements. The results of operations for the period ended August 31, 2007 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has had no revenues and has generated losses from operations.

In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, additional capital resources and to develop a consistent source of revenues. Management’s plans include of investing in and developing all types of businesses related to the equine industry.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$1.12
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000
Total		$26,001

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 1,500,000 shares of common stock in April 2007: 1,000,000 shares to Mr. Richard Howie, our President, CEO, and director, and 500,000 shares to Marilyn Zimmerman, our Secretary, Treasurer, and director. Mr. Howie acquired his shares in exchange for cash in the amount of $1,000, and Mrs. Zimmerman acquired her shares for cash in the amount of $500. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising.

We completed an offering of 730,000 shares of our common stock at a price of $0.05 per share to a total of thirty-four (34) purchasers on April 29, 2007. The identity of these thirty-four purchasers is included in the selling shareholder table set forth in the Prospectus. The total amount we received from this offering was $36,500. We completed the offering pursuant to Rule 504 of Regulation D of the Securities Act. We did not engage in any general solicitation or advertising.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation[1]
3.2	Amendment to Articles of Incorporation[1]
3.3	By-Laws[1]
5.1	Opinion of Ronald Serota of the Corporate Law Center, with consent to use[1]
10.1	Mining Option Agreement between Bold View Resources, Inc. and Mr. W.A. Howell[1]
23.1	Consent of Moore & Associates, Chtd.
99.1	Geological Report of David J. Bridge, Consulting Geologist with consent to use[1]

1. Previously filed as an exhibit to the Registration Statement on Form SB-2 filed on September 7, 2007 with the Securities and Exchange Commission.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada, on September 26, 2007.

BOLD VIEW RESOURCES, INC.

By:	/s/ Richard Howie
Richard Howie
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Howie as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	By:
/s/ Marilyn Zimmerman Marilyn Zimmerman Secretary, Treasurer and Director September 26, 2007	/s/ Richard Howie Richard Howie President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director September 26, 2007